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                                                                     EXHIBIT 2.2

                                   TAQUA, INC.

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

         This First Amendment to Agreement and Plan of Merger (this "Amendment") dated February 26, 2004 amends that certain Agreement and Plan of Merger, dated as of February 25, 2004 (the "Merger Agreement"), by and among Tekelec, a California corporation ("Tekelec"), Buckaroo, Inc., a Delaware corporation and wholly-owned subsidiary of Tekelec, Taqua, Inc., a Delaware corporation (the "Company"), and Bessemer Venture Partners V L.P. and Columbia Capital, L.L.C., each as a Representative. All capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Merger Agreement.

                                    RECITALS

         WHEREAS, in accordance with Section 11.4 of the Merger Agreement, the Company and Tekelec desire to amend the Merger Agreement as provided in Section
11.4 in certain respects, as more fully set forth below;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth in the Merger Agreement, as well as the mutual covenants set forth herein, and in accordance with Section 11.4 thereof, the parties agree as follows:

         I.       AMENDMENTS TO SCHEDULES TO MERGER AGREEMENT.

         The Company and Tekelec hereby agree that the Schedules to the Merger Agreement shall be amended as follows:

                  1. Schedule 1.8(g) shall be deleted and replaced in its entirety with Exhibit A attached hereto.

                  2. Schedule 1.8(i) shall be incorporated into the Schedules to the Merger Agreement as provided on Exhibit B attached hereto.

                  3. Schedule 2.4(a) shall be deleted and replaced in its entirety with Exhibit C attached hereto.

                  4. Schedule 2.4(c) shall be deleted and replaced in its entirety with Exhibit D attached hereto.

                  5. Schedule 8.3(g)(i) shall be incorporated into the Schedules to the Merger Agreement as provided on Exhibit E attached hereto.

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         II.      AMENDMENTS TO THE MERGER AGREEMENT.

         The Company and Tekelec hereby agree that:

                  1. Section 1.2(b) of the Merger Agreement shall be amended such that the parenthetical "(not later than April 6, 2004)" shall be deleted in its entirety and replaced with "(not later than April 9, 2004)."

                  2. Section 5.12 of the Merger Agreement shall be amended to add the following at the end of such section:

                  "Prior to the Closing Date, the Company shall be permitted to amend those certain options to purchase up to an aggregate of 1,252,025 shares of Company Common Stock at an exercise price of $.10 per share (the "Special Company Options") in order to allow the holders thereof to exercise, immediately prior to the Effective Time, the Special Company Options on a "net exercise basis" such that an aggregate number of shares of Company Common Stock of no more than 568,569 may be issuable upon exercise of such Special Company Options in full (without payment of any cash). For the avoidance of doubt, the term Aggregate Shares Deemed Outstanding shall include all shares subject to any net exercised Special Company Option, rather than the shares issuable upon net exercise. The Company shall provide Tekelec with all documentation related to any amendments or exercise of the Special Company Options in the manner described herein."

                  3. Section 10.1(a)(ii) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

                  "(ii) by either the Company, on the one hand, or Tekelec, on the other hand, if the Closing shall not have occurred on or before April 9, 2004, or such other date, if any, as the Company and Tekelec shall agree upon; provided that no Party may terminate this Agreement pursuant to this clause (ii) if such Party's failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date; provided further, that if any waiting periods (that prevent consummation of the Merger) imposed by a Government authority have not expired as of the Closing Date, such date shall automatically be extended to such date as such waiting periods expire (which shall be in no event later than July 5, 2004);"

         III.     MISCELLANEOUS.

                  1. Effect of Amendment. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect.

                  2. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, each of the Parties hereto has executed and delivered this First Amendment to Agreement and Plan of Merger to be legally binding and effective as of the date first above written.

                                    TEKELEC

                                    By: /s/  Paul J. Pucino
                                        --------------------------------
                                    Name: Paul J. Pucino
                                    Title: Chief Financial Officer

                                    By: /s/ Frederick M. Lax
                                        --------------------------------
                                    Name: Frederick M. Lax
                                    Title: Chief Executive Officer

                                    TAQUA, INC.

                                    By: /s/ Donald W. Pratt, Jr.
                                        --------------------------------
                                    Name: Donald W. Pratt, Jr.
                                    Title: Chief Financial Officer and Treasurer